Registration No. 333-

As filed with the Securities and Exchange Commission on May 6, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEI Pharma, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation or organization)

51-0407811

(I.R.S. Employer Identification No.)

11455 El Camino Real, Suite 250

San Diego, California 92130

(858) 369-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2021 Inducement Grant Equity Compensation Plan

(Full title of the plan)

Daniel P. Gold

President & Chief Executive Officer

MEI Pharma, Inc.

11455 El Camino Real, Suite 250

San Diego, California 92130

(858) 369-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Steven A. Navarro, Esq.

Finnbarr D. Murphy, Esq.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Non-accelerated filer	☒

Accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $0.00000002 par value per share	2,500,000	$3.48	$8,700,000	$949.17

(1)

Represents an aggregate 2,500,000 shares of common stock, par value $0.00000002 per share (the “common stock”), of MEI Pharma, Inc. (the “Registrant”), comprised of 2,500,000 shares of common stock that may be issued pursuant to the Registrant’s 2021 Inducement Grant Equity Compensation Plan (the “2021 Inducement Plan”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may become issuable under the 2021 Inducement Plan by reason of certain corporate transactions or events, including any common stock dividend, common stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding common stock.

(3)

Calculated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act (based upon the average of the high and low sales price for the Registrant’s common stock as reported on the Nasdaq Capital Market on May 5, 2021). The foregoing calculation is solely for the purpose of determining the registration fee.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by MEI Pharma, Inc. (the “Registrant,” “we” or the “Company”), to register 2,500,000 shares of common stock issuable under the 2021 Inducement Plan. The 2021 Inducement Plan is intended to assist the Company and its Affiliates (as defined therein), in attracting and retaining selected individuals to serve as employees who are expected to contribute to the Company’s success, by providing an inducement for such individuals to enter into employment with the Company or any of its Affiliates, and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the grants thereunder. All grants under the 2021 Inducement Plan are intended to qualify as employment inducement grants as described in Rule 5635(c)(4), or any successor provision, of the Nasdaq Listing Rules.

The 2021 Inducement Grant Equity Compensation Plan is filed herewith as Exhibit 4.1.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and other information) will be sent or given to participants in the 2021 Inducement Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this registration statement:

(1)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC on September 9, 2020;

(2) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2020, December 31, 2020 and March 31, 2021, filed with the SEC on November  10, 2020, February 4, 2021 and May 6, 2021, respectively;

(3) The Registrant’s Current Reports on Form 8-K filed with the SEC on November 10, 2020, December 17, 2020, April  13, 2021 and April 30, 2021;

(4) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended June  30, 2020 from the Registrant’s definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on October 27, 2020; and

(5) The description of the Registrant’s common stock contained in the Description of Capital Stock of MEI Pharma, Inc. filed as Exhibit 4.3 to its Annual Report on Form 10-K for the fiscal year ended June 30, 2020 and any further Description of Capital Stock of MEI Pharma, Inc. filed thereafter for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicate that all of the shares of common stock offered have been sold or that deregister all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement to the extent furnished but not filed.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Our Amended and Restated Certificate of Incorporation, as amended, provides that we will indemnify our directors and officers to the full extent permitted by the Delaware General Corporation Law, or DGCL. Section 145 of the DGCL provides that the extent to which a corporation may indemnify its directors and officers depends on the nature of the action giving rise to the indemnification right. In actions not on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. In actions on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except for acts as to which the director or officer is adjudged liable to the corporation, unless the relevant court determines that indemnification is appropriate despite such liability. Section 145 of the DGCL also permits a corporation to (i) reimburse present or former directors or officers for their defense expenses to the extent they are successful on the merits or otherwise and (ii) advance defense expenses upon receipt of an undertaking to repay the corporation if it is determined that payment of such expenses is unwarranted.

To supplement the general indemnification right contained in our Restated Certificate of Incorporation, our Amended and Restated By-Laws provide for the specific indemnification rights permitted by Section 145 (as described above). Our Amended and Restated By-Laws also permit us to purchase Directors & Officers insurance, but no director or officer has a right to require this.

In addition to the indemnification rights described above, our Restated Certificate of Incorporation, as amended, eliminates any monetary liability of directors to us or our stockholders for breaches of fiduciary duty except for (i) breaches of the duty of loyalty, (ii) acts or omissions in bad faith, (iii) improper dividends or share redemptions and (iv) transactions from which the director derives an improper personal benefit.

Finally, we have entered into an indemnification agreement with each of our directors and executive officers. Subject to certain exceptions, the indemnification agreements provide that an indemnitee will be indemnified for all expenses incurred or paid by the indemnitee in connection with a proceeding to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request. In connection with proceedings other than those by or in the right of our company and to which the indemnitee was or is a party, or is threatened to be made a party, by reason of the indemnitee’s status with or service to us or to another entity at our request, the indemnification agreements provide that an indemnitee will also be indemnified for all liabilities incurred or paid by the indemnitee. The indemnification agreements also provide for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to this Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	2021 Inducement Grant Equity Compensation Plan

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 filed herewith).

24.1	Power of Attorney (included on signature pages hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, MEI Pharma, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on May 6, 2021.

MEI PHARMA, INC.
By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Daniel P. Gold and Brian G. Drazba, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the date indicated:

Signature	Capacity in Which Signed	Date

/s/ Daniel P. Gold	President, Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2021
Daniel P. Gold

/s/ Brian G. Drazba	Secretary, Chief Financial Officer (Principal Financial and Accounting Officer)	May 6, 2021
Brian G. Drazba

/s/ Christine A. White	Chairman of the Board	May 6, 2021
Christine A. White

/s/ Charles V. Baltic III	Director	May 6, 2021
Charles V. Baltic III

/s/ Thomas C. Reynolds	Director	May 6, 2021
Thomas C. Reynolds

/s/ Nicholas R. Glover	Director	May 6, 2021
Nicholas R. Glover

/s/ Kevan E. Clemens	Director	May 6, 2021
Kevan E. Clemens

/s/ Frederick W. Driscoll	Director	May 6, 2021
Frederick W. Driscoll

/s/ Tamar D. Howson	Director	May 6, 2021
Tamar D. Howson

/s/ Cheryl L. Cohen	Director	May 6, 2021
Cheryl L. Cohen